Trailmark Series Trust 485BPOS

Exhibit 99.(a)(4)

AMENDMENT NO. 3

TO

AGREEMENT AND DECLARATION OF TRUST OF

IDX Funds

This Amendment No. 3 (the “Amendment”) to the Agreement and Declaration of Trust of IDX Funds (the “Trust”) amends, effective July 29, 2025, the Agreement and Declaration of Trust of the Trust dated as of May 29, 2015, as amended (the “Agreement”).

Under Section 5 of Article IX of the Agreement, this Amendment may be amended at any time by an instrument in writing signed by a majority of the Board of Trustees.

WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Section 1 of Article I is amended to read as follows:

“Section 1. Name. The name of the Trust hereby created is “Trailmark Series Trust” and the Trustees shall conduct the business of the Trust under that name, or any other name as they may from time to time determine.”

2. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, each a Trustee of the Trust, has executed this Amendment.

13/04/2026
Jay Nusblatt
Independent Trustee

14/04/2026
Nicholas Carmi
Independent Trustee

15/04/2026
Christopher MacLaren
Trustee